Exhibit 8.1

[Form of Opinion of Hunton & Williams LLP]

[ • ], 2011

Progress Energy, Inc.

410 South Wilmington Street

Raleigh, North Carolina 27601

Ladies and Gentlemen:

We have acted as special counsel to Progress Energy, Inc. a North Carolina corporation (“Progress”), in connection with the proposed merger (the “Merger”) as provided for in the Agreement and Plan of Merger (the “Agreement”) dated as of January 8, 2011, by and among Progress, Duke Energy Corporation, a Delaware corporation (“Duke”), and Diamond Acquisition Corporation, a North Carolina corporation and a direct, wholly-owned subsidiary of Duke (“Merger Sub”). Merger Sub will be merged with and into Progress pursuant to the Agreement. At your request, we are rendering our opinion concerning certain United States federal income tax matters. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement, and any reference to any document includes a reference to any exhibit, appendix or similar attachment thereto.

In providing our opinion, we have reviewed and relied upon: (i) the Agreement; (ii) the registration statement on Form S-4 filed in connection with the Merger and the joint proxy statement/prospectus contained therein, as amended through the date hereof (the “Form S-4”); (iii) the officer’s certificate of Progress, dated the date hereof and delivered to us for the purposes of this opinion (the “Progress Officer’s Certificate”) and the officer’s certificate of Duke and Merger Sub, dated the date hereof and delivered to us for the purposes of this opinion (the “Duke Officer’s Certificate,” and together with the Progress Officer’s Certificate, the “Officer’s Certificates”); and (iv) such other documents as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Form S-4, without amendment, waiver or modification of any of the terms or conditions set forth therein, (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Form S-4 is true, complete and correct, (iii) the statements and

Progress Energy, Inc.

[ • ], 2011

representations (which statements and representations we have neither investigated nor verified) contained in the Officer’s Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) the Officer’s Certificates will be re-executed by appropriate officers as of the Effective Time, (v) all statements and representations qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (vi) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and that all natural persons are of legal capacity, (vii) Duke, Merger Sub and Progress and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below, and (viii) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions are untrue for any reason, then the continuing validity of our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing and the exceptions, limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Form S-4, we are of the opinion that for United States federal income tax purposes (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Form S-4) of Progress Common Stock whose shares of Progress Common Stock are converted into the right to receive shares of Duke Common Stock in the Merger generally will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of Duke Common Stock.

Except as expressly set forth above, we render no other opinion, including, without limitation, any opinion as to the United States federal, state, local, foreign, or other tax consequences. Our opinion as expressed above is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth above. We assume no responsibility to inform Progress of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion to Progress. Furthermore, we are furnishing this opinion solely in connection with the Merger and this opinion is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-4, and to the references therein to us and this opinion. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

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